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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 23, 2004, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-111496) and related Prospectus of Illumina, Inc. expected to be filed on or about March 1, 2004 and to the incorporation by reference therein of our report dated January 17, 2003, with respect to the consolidated financial statements of Illumina, Inc. included in its Annual Report (Form 10-K) for the year ended December 29, 2002, filed with the Securities and Exchange Commission.

                                             /s/ ERNST & YOUNG LLP

San Diego, California
February 26, 2004